Exhibit 10.16

CONSULTING AGREEMENT

THIS CONSULTING AGREEMENT (the “Agreement”) is made by and between FARMER BROS. CO., a Delaware corporation (the “Company”), and MICHAEL J. KING, an individual (“Consultant”), with reference to the following facts:

RECITALS

A.            Consultant will resign his employment with the Company effective March       , 2009 (“Effective Date”).

B.            The Company desires to hire Consultant to consult with it on matters within Consultant’s expertise, strictly on an independent contractor basis.

C.            The Company and Consultant desire to memorialize the terms of their relationship in this Agreement.

NOW, THEREFORE, in consideration of the mutual covenants and conditions contained herein, the parties hereby agree as follows:

1.             Retention.  The Company hereby agrees to retain Consultant, and Consultant agrees to perform services for the Company, on the terms and conditions set forth herein.

2.             Term of Agreement.  The term of this Agreement shall commence on the Effective Date and shall continue for a term of three (3) years unless terminated earlier under Section 6.

3.             Duties.

(a)           Consultant shall consult with the Company concerning its sales, marketing and product development activities at the request of the Company from time to time and shall perform such incidental tasks relating to such consultation services as the Company may reasonably request, it being understood that Consultant shall be called upon only occasionally and, without Consultant’s consent, shall not be required to perform the services on the Company’s premises or at any other designated location.

(b)           It is expressly agreed that Consultant shall be and is an independent Consultant in performing his duties under this Agreement and shall not be considered or deemed an agent, partner or joint venturer of the Company nor shall Consultant be considered or deemed to be an employee of the Company for any purpose, including without limitation, for purposes of any pension, bonus, equity participation or other benefit plan which the Company makes available to its employees; provided that nothing herein shall affect Consultant’s rights with respect to pension and other benefits made available to Company retirees.  The compensation paid hereunder shall be gross compensation.  Consultant assumes full responsibility and liability to the taxing bodies of the federal and state governments for paying all income, self-employment and other taxes due with respect to the Company’s payments for Consultant’s services under this Agreement.

(c)           Consultant acknowledges that no equipment or materials are provided by Company.  If, with Consultant’s consent, Consultant performs services on Company premises,

Company will provide use of such on-site facilities, equipment and clerical services as the Company determines are reasonably necessary for the performance of Consultant’s services.  No reimbursements will be made by Company for any expenses Consultant incurs unless approved in advance by the Company.  No specific hours are required so long as Consultant’s services under this agreement are properly performed.  Consultant remains free to provide services to others so long as Consultant’s services under this Agreement are properly performed, subject to Section 5.

4.             Fee.  Consultant shall receive, as compensation for his services under this Agreement, an annual fee payable quarterly in arrears, prorated for any partial quarter in which this Agreement terminates, as follows:

First year	$120,000
Second year	$75,000
Third year	$75,000

Payments are due whether or not Company calls upon Consultant to perform consulting services.

5.             Confidential Information; Non-competition; Intellectual Property.  In providing his services hereunder, Consultant will have access to “Confidential Information,” as defined below.  Consultant agrees that during the term of this Agreement and thereafter, he shall keep the Confidential Information in the strictest of confidence and shall not use or disclose the same in any manner or for any purpose except as required for his performance under this Agreement or except to the extent that disclosure is required by law.  Before making any disclosure required bylaw, Consultant shall give the Company reasonable prior notice of the pending disclosure.  The term “Confidential Information” is to be broadly defined.  Confidential Information includes all information that has or could have commercial value or other utility in the business in which Company is engaged or in which it contemplates engaging.  Confidential Information also includes all information the unauthorized disclosure of which could be detrimental to the interests of Company, whether or not such information is identified as Confidential Information by Company.  For example and without limitation, Confidential Information includes any and all information concerning Company, or its subsidiaries’ techniques, processes, formulas, trade secrets, inventions, discoveries, improvements, research or development and test results, specifications, data, know-how, marketing plans, business plans, strategies, forecasts, unpublished financial information, budgets, projections, and customer and supplier identities, characteristics, and agreements.  Upon termination or expiration hereof, Consultant shall forthwith return or provide to Company satisfactory evidence of the destruction of all written, printed and electronic records containing Confidential Information.  To help protect the confidentiality of the Confidential Information, Consultant agrees that during the term of this Agreement and for a period of two (2) years thereafter, he will not, directly or indirectly, (i) solicit, induce or encourage any customer of the Company to discontinue or reduce its trade with Company or (ii) solicit, induce, or encourage any employee of Company to terminate employment by the Company.  During the term of this Agreement, Consultant agrees not to provide services to any person or entity whose business is, in the reasonable judgment of Company, competitive with the business of the Company or any of its subsidiaries.  Consultant agrees that Company shall be entitled to an injunction to prevent any threatened or continuing breach of this Section 5.  All discoveries, developments, designs, ideas, improvements, inventions, formulas, processes, techniques, know-how, and data (whether or not patentable or registerable under copyright or similar statutes) made, conceived, reduced to practice or learned by Consultant, whether alone or in conjunction with others (i) which are related to the business of Company or its subsidiaries or to Company or subsidiary research and development or (ii) which result from tasks assigned to Consultant or from the use of

Company facilities, equipment or Confidential Information are the property of Company, constitute a work made for hire to the extent legally possible and are hereby assigned to Company by Consultant.

6.             Termination of Agreement.  This Agreement can be terminated upon written notice if a party hereto is in breach of this Agreement and such breach, if curable, remains uncured for a period of ten (10) days after written notice describing the breach has been given by the non-breaching party.  In the event that during the term of this Agreement Consultant dies or is rendered unable to perform the services required by this Agreement by reason of a physical or mental disability, the Company shall continue to make the payments required by this Agreement to Consultant if living and not judicially declared to be incompetent, otherwise to his spouse, if any, and otherwise to such person as is legally entitled thereto upon receipt of proof satisfactory to the Company of such entitlement.

No termination shall relieve a party of any obligation or liability accrued at, or in connection with, the termination.  Section 5 shall survive termination of this Agreement as shall any other provision for which survival is necessary to give it its intended effect.

Consultant’s fee shall be prorated and paid to the termination date, and no other compensation or payment of any kind shall be due Consultant under this Agreement.

7.             General Provisions.

(a)           Notices.  All notices under this Agreement shall be in writing and deemed given as of the date personally delivered (including delivery by a commercial delivery service) or placed and postmarked in the United States mail, first class, postage prepaid, and addressed if to Company at Company’s principal offices and if to Consultant at Consultant’s last residence address appearing in the records of Company.  Notices delivered personally or by delivery service shall be deemed received as of the date of actual receipt.  Mailed notices shall be deemed received five (5) days after deposit in the United States mail.

(b)           Arbitration.  Except for actions for injunctive relief under Section 5, any dispute concerning this Agreement or the performance of the parties hereunder shall be submitted to binding arbitration in Torrance, California before the American Arbitration Association under its Commercial Rules.  Judgment on the award can be entered in a court of competent jurisdiction.

(c)           Attorneys’ Fees.  Should any legal action be taken to enforce the terms of this Agreement or an arbitration commenced under subparagraph (b), the prevailing party shall be entitled to receive its costs and expenses, including attorney’s fees incurred in that regard.

(d)           No Assignment or Transfer. The rights and obligations under this Agreement may not be assigned or delegated by Consultant.  The Company, however, is free to assign its interest under this Agreement to any successor to all or substantially all of the Company’s business by asset sale, stock sale, merger or other method.

(e)           Successors and Assigns.  Subject to the provisions of this Agreement, the provisions of this Agreement shall be binding upon and inure to the parties their successors, heirs, assigns, and permitted transferees.

(f)            Governing Law.  The provisions of this Agreement shall be governed by and construed in accordance with the laws of the State of California.

(g)           Integration. This Agreement contains the entire agreement of the parties on the subject of Consultant’s services to the Company as such and supersedes all prior agreements, written or oral, between the parties with reference to the subject matter of this Agreement.  No other agreements, oral or written, prior or contemporaneous, exist between the parties as to such subject matter.

IN WITNESS WHEREOF, the parties have executed this Agreement effective as of the date first written above.

COMPANY:

FARMER BROS. CO.

By:	/s/ Roger M. Laverty III

Name:	Roger M. Laverty III

Title:	President

CONSULTANT:

/s/ Michael J. King
MICHAEL J. KING